Plan and Agreement of Reorganization
        By Exchange By DIVERSIFIED RESEARCH, INC.
                   A Nevada Corporation
         Of its voting stock for Stock in and of
      IMMEDIATE MUSIC CORP., a Delaware Corporation

     Diversified Research, Inc., a Nevada corporation (hereinafter sometimes called "Diversified") and Immediate Music Corp., a Delaware corporation, (hereinafter sometimes called "Immediate") hereby agree as follows:

                         Article I

                        Plan Adopted

Section 1.01: Plan of Reorganization.

      A plan of reorganization of Diversified and Immediate is hereby adopted as follows:

a. Immediate will transfer to Diversified all of their right, title, and interest in and to comprising one hundred percent (100%) of the issued and outstanding shares thereof, pursuant to the terms and conditions hereinafter set forth.

b. In exchange for the shares transferred by Immediate pursuant to this agreement, Diversified will cause to be issued and delivered to Immediate, three million five hundred thousand (3,500,000) shares of Diversified's One Mil ($0.001) par value common stock, constituting
56.45 percent (56.45%) of the total shares of Diversified which will be outstanding immediately after closing.

Additionally, the Diversified will file the appropriate documents with the Nevada Secretary of State to change the name of Diversified to Immediate Music Corp. The said common stock of Diversified shall, when issued, be fully paid and nonassessable.

                        Closing Date

Section 1.02:

Subject to the conditions set forth herein, the plan of reorganization shall be closed and consummated on or before February 28, 1997, at such place as may be fixed by mutual consent of the parties. The date of such consummation is the "Closing Date" or "Closing" as referred to herein.

                         Article II

 Covenants, Representations, and Warranties of Diversified

                        Legal Status

Section 2.01:

Diversified is a corporation duly organized, validly existing and in good standing under the laws of Nevada with lawful power to conduct all businesses in which it is engaged in all jurisdictions in which it is found.

Section 2.02:

Diversified has an authorized capitalization of Fifty Million (50,000,000) common shares of One Mil ($0.001) par value. There are presently Two Million (2,700,000) shares thereof outstanding. Diversified warrants that there will immediately after the closing of this agreement, be not more than six million two hundred thousand (6,200,000) common shares outstanding. There are no further contracts or other documents requiring the issuance of further shares of Diversified. There are no outstanding options, warrants, or securities convertible into common stock of Diversified.

                    Financial Condition

Section 2.03:

The financial statement of Diversified which is attached hereto as
Exhibit 1, fully and accurately represents the financial condition of Diversified at the date indicated.

                Violative of Any Instrument

Section 2.04:

The performance of Diversified of its obligations under this agreement will not result in any breach of the terms of the conditions of, or constitute a default under, and agreement or instrument to which Diversified is a party, or by the terms of which Diversified is bound.

                     Material Contracts

Section 2.05:

Diversified is not, and at the closing date will not be a party to, or bound by any material, oral, or written contract for the employment of any officer or employee or commitment for any special bonus, compensation or severance pay; or any pension, profit-sharing, retirement, or stock purchase plan with its employees or others; or any contract with any labor union.

                         Litigation

Section 2.06:

There are not now, and at the closing there will not be any material claims, actions, proceedings, or investigations pending or threatened against Diversified in any court or regulatory agency, nor any orders, writs, or injunctions issued out of any such court or agency affecting Diversified.

                           Taxes

Section 2.07:

Diversified does not owe any state, federal, or local taxes and has filed all tax returns required to be filled by it excepting those related to accrued taxes for the current year, filings on which are not yet due.

                  Securities to be Issued

Section 2.08:

The shares of Diversified to be issued pursuant to this agreement are of One Mil ($0.001 ) par value and have equal voting rights as all other shares of Diversified outstanding. Immediate hereby acknowledges its awareness that said shares will not, when issued, have been registered under either the Securities Act of 1933 or under the Uniform Securities Act of any state; but are being issued in reliance on the exemption from federal regulation provided by Section 4(2) of the Securities Act of 1933 for transactions not involving any public offering and from state registration by applicable isolated transaction exemptions. In connection therewith, Immediate acknowledges, warrants, and represents as follows:

It has received and reviewed, as to Diversified, certain information prepared by Diversified pursuant to Rule 15c2-11 of the Exchange Act, including certified financial statements, prior to the completion of this transaction.

Immediate is a business entity managed by persons of sufficient business experience to evaluate this transaction. Immediate is financially able to bear the risk of its investment in Diversified's common shares.

Immediate is purchasing Diversified's shares for its own account, for purposes of investment and not with a view to distribution, except as hereinafter noted.

Immediate consents to the placement one each certificate representing their shares of Diversified of a standard form investment legend stating that the shares are not registered under the Securities Act of 1993 and cannot be sold, hypothecated, or transferred without registration or under an appropriate exemption from registration. Immediate acknowledges its familiarity with Rules 144 and 237 of the Securities Act of 1934 which generally govern resale of restricted securities, and further concedes that Diversified has not represented, directly or indirectly, that the exemption provided by either rule will ever be available to Immediate or its assignees. Immediate intends to transfer the shares issued to it hereunder pro rata, to its stockholders; and intends to rely on applicable "private offering" and/or isolated transactions in so doing one million five hundred thousand shares (1,500,000) will be issued and outstanding prior to the reorganization. In delivering such shares to its stockholders, Immediate agrees to take all reasonable measures to insure that those stockholders are taking their shares for investment and not with a view to distribution, that they understand the rules limiting secondary transfer of the shares, and that the certificates bear appropriate restrictive legends.

Immediate hereby consents to the placement of "stop-transfer" instructions as to all shares issued to it hereunder and agrees to procure consent to such instructions from its transferees.

                       Article III

Access to Business Records of Diversified Pending the Closing

Section 3.01:

Diversified will afford Immediate or its accredited representatives, pending closing, full access during normal business hours to all properties, books, accounts, contracts, commitments, and records of every kind of Diversified.

Section 3.02:

In addition, Diversified will permit Immediate to make extracts or copies of all such documents and to supply such additional information or material as may be reasonably necessary to fully inform Immediate of the condition of Diversified. All such information shall be held in confidence.

                        Article IV

  Covenants, Representations, and Warranties of Immediate

                       Legal Status

Section 4.01:

Immediate is a corporation duly organized existing, and in good standing under the governing laws of the state of Delaware with legal authority to enter into this transaction.

                    Corporate Approval

Section 4.02:

Immediate warrants that it has taken all corporate actions and duly adopted all resolutions required by its charters and by-laws to permit its officers to enter into this transaction as its authorized agents.

                    Material Contracts

Section 4.03:

Immediate is not, and at the closing date will not be a party to, or bound by any material, oral, or written contract for the employment of any officer or employee or commitment for any special bonus, compensation or severance pay; or any pension, profit-sharing, retirement, or stock purchase plan with its employees or others; or any contract with any labor union.

                        Litigation

Section 4.05:

There are not now, and at the closing there will not be any material claims, actions, proceedings, or investigations pending or threatened against Immediate in any court or regulatory agency which would bar or infringe the conveyances contemplated hereby or the value of the assets conveyed.

                           Taxes

Section 4.06:

Immediate does not owe any state, federal, or local taxes, and has filed all tax returns required to be filed by it.

                        Article V

      Conduct of Business of Immediate Pending the Closing

Section 5.01:

Immediate shall be entitled to conduct their regular and ordinary business pending the closing.

                       Miscellaneous

Section 6.01: Notices.

Any notice or other communications required hereby shall be deemed delivered when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, return receipt requested, addressed to the respective corporate and individual parties hereto as set forth on Exhibit 2 hereto.

Section 6.02: Entire Agreement Counterparts.

This instrument and the exhibits and schedules hereto contain the entire agreement of the parties. It may be executed in any number of counterparts, each of which shall be deemed original, but such counterparts together constitute only one and the same instrument.

Section 6.03: Controlling Law.

The validity, interpretation of terms and performance of this agreement shall be governed by and constructed under the laws of Nevada. WHEREFORE, we have set our hands hereto this 28th day of February, 1997.

Attest                                DIVERSIFIED RESEARCH, INC.

Geraldine Blecker, Secretary          By: Evert Wilbrink, President

Attest
                                      IMMEDIATE MUSIC CORP.

                                      By:
                                                        , Director

               President

Witness

        , Vice President